Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

- Record Total Revenues of $495.3 Million, Up 55 Percent over Second Quarter 2004 -

- HIV Product Sales of $344.4 Million, Up 61 Percent over Second Quarter 2004 -

- EPS of $0.41 Per Share, Up 70 Percent over Second Quarter 2004 -

Foster City, CA, July 19, 2005 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended June 30, 2005. Total revenues for the second quarter of 2005 were $495.3 million, up 55 percent, compared to total revenues of $319.7 million for the second quarter of 2004. Net income for the second quarter of 2005 was $196.0 million, or $0.41 per diluted share. This compares to net income of $111.5 million, or $0.24 per diluted share for the second quarter of 2004.

Operating cash flow for the second quarter of 2005 was $291.6 million, compared to operating cash flow of $122.5 million for the second quarter of 2004, an increase of 138 percent. This increase was principally driven by the growth in operating income and strong collections of accounts receivable in certain European countries.

Net revenues from product sales totaled $448.5 million for the second quarter of 2005, an increase of 50 percent compared to the second quarter of 2004. This growth continues to be driven primarily by our HIV product franchise, including the continued strong uptake of Truvada® (emtricitabine and tenofovir disoproxil fumarate) since its U.S. launch in August of 2004, as well as slightly higher product sales for Viread® (tenofovir disoproxil fumarate). HIV product sales were $344.4 million in the second quarter of 2005, a 61 percent increase from $213.6 million for the same period in 2004. Sales of Viread were $209.1 million in the second quarter of 2005, a six percent increase from $197.2 million in the second quarter of 2004. U.S. sales of Viread were $88.4 million, a 19 percent decrease from $109.2 million in the second quarter of 2004, while sales outside the United States totaled $120.7 million, a 37 percent increase from $87.9 million in the second quarter of 2004. Compared to the same quarter last year, second quarter 2005 Viread sales growth was led by a 33 percent volume increase in Europe, partially offset by a 14 percent volume decrease in the United States primarily driven by patients switching from a Viread-containing regimen to one containing Truvada. Truvada sales were $123.1 million for the second quarter of 2005, an increase of 35 percent compared to the first quarter of 2005. Sales of Truvada commenced in the third quarter of 2004 in the United States and in the first and second quarters of 2005 in certain European countries. Emtriva® (emtricitabine) sales were $12.1 million for the second quarter of 2005, down 26 percent from the second quarter of 2004, primarily driven by patients switching from an Emtriva-containing regimen to one containing Truvada. AmBisome® (amphotericin B) liposome for injection sales for the second quarter of 2005 were $56.2 million, an increase of two percent compared to the second quarter of 2004 primarily driven by a stronger European currency compared to the same quarter last year. Sales volume of AmBisome in Europe for the second quarter of 2005 increased by eight percent compared to the same period last year. This increase in volume was offset by lower pricing in most regions. Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $45.8 million for the second quarter of 2005, a 64 percent increase from $28.0 million in the second quarter of 2004, driven primarily by the volume growth in Europe, which has nearly doubled compared to the same quarter last year.

“Driven by the continued strong growth of our HIV franchise, Gilead achieved significant increases in product sales, revenues and earnings per share in the second quarter of this year,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer of Gilead. “We are particularly pleased by the growing uptake of Truvada in the United States and the European Union countries where it has been introduced, as well as the continued strength of Hepsera and AmBisome. We will continue to focus on developing and bringing to market novel products in areas of unmet medical need and will make the investments necessary to fulfill this commitment.”

For the second quarter of 2005, royalty and contract revenues resulting from collaborations with corporate partners totaled $46.8 million, more than double the $20.4 million recorded in the second quarter of 2004. The increase in the second quarter of 2005 was primarily driven by $36.0 million of royalties received from F. Hoffmann-La Roche Ltd (Roche) for sales of Tamiflu® (oseltamivir phosphate) in the first quarter of 2005, compared to $9.7 million of Tamiflu royalties in the comparable prior year quarter. Royalties recognized in the second quarter of 2005 were significantly higher than the second quarter of 2004 due to the higher Tamiflu sales caused by the significant 2004/2005 flu season, particularly in Japan, and the fulfillment of orders for pandemic readiness supplies in certain countries. For the second quarter of 2005, the increase in royalty revenues was partially offset by a decrease in contract revenue. This was primarily due to the $4.8 million milestone payment that Gilead received in the second quarter of 2004 under a license agreement with Eyetech Pharmaceuticals, Inc. for the filing of a New Drug Application for Macugen® (pegaptanib sodium injection).

Research and development (R&D) expenses for the second quarter of 2005 were $59.7 million, compared to $45.6 million for the same quarter in 2004. The higher R&D expenses during the second quarter of 2005 are primarily attributable to the costs and license fees incurred by Gilead under its HCV collaborations as well as increased headcount, partially offset by a lower level of clinical trial activity and related costs.

Selling, general and administrative (SG&A) expenses for the second quarter of 2005 were $95.5 million, compared to $73.8 million for the same quarter of 2004. The higher expenses are due primarily to increased headcount and expansion of our sales forces and sales and marketing activities.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the three months ended June 30, 2005, was a favorable $6.4 million, due primarily to a stronger European currency when compared to the same quarter last year.

As of June 30, 2005, Gilead had cash, cash equivalents and marketable securities of $1.79 billion, compared to $1.47 billion at March 31, 2005. The increase in cash, cash equivalents and marketable securities is primarily attributable to operating cash flow of $291.6 million for the three months ended June 30, 2005.

Corporate Highlights

On June 23, 2005, Gilead announced that it delivered a notice of termination to Roche for material breach of the parties’ 1996 Development and License Agreement for Tamiflu. Tamiflu is the only antiviral pill that has demonstrated activity against the most common strains of influenza (types A and B) and is approved for both the treatment and prevention of influenza infection. Through this action, Gilead is seeking to terminate the 1996 agreement, which, if effective, would result in the rights to Tamiflu held by Roche reverting to Gilead.

Product and Pipeline Highlights

“The second quarter of 2005 saw continued progress toward our goal of augmenting our HIV franchise,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “We began the evaluation of a second formulation of a fixed-dose combination of Truvada and Bristol-Myers Squibb’s Sustiva® (efavirenz) for the treatment of HIV, and we initiated a Phase I/II clinical trial to evaluate GS 9137, a novel HIV integrase inhibitor licensed from Japan Tobacco. We also entered into a licensing and distribution agreement with Aspen Pharmacare to help broaden access to Truvada and Viread in the developing world countries included in the Gilead Access Program.”

HIV/AIDS Franchise

On April 25, 2005. Gilead and Aspen Pharmacare announced that the companies signed a letter of intent to enter into a non-exclusive licensing and distribution agreement for Gilead’s antiretroviral products Truvada and Viread. Aspen will manufacture finished products for the 95 resource-limited countries included in the Gilead Access Program and will distribute the products in every country in Africa.

On April 26, 2005, Gilead announced that it is proceeding with the evaluation of a second formulation of a fixed-dose combination of Truvada and Bristol-Myers Squibb’s Sustiva for the treatment of HIV. If successful, the new product could be the first complete Highly Active Antiretroviral Therapy treatment regimen for HIV available in a fixed-dose combination taken once daily.

On June 21, 2005, Gilead announced that it has begun enrolling patients in a Phase I/II study of the oral HIV integrase inhibitor GS 9137 (licensed from Japan Tobacco and previously called JTK-303) for the treatment of HIV. This double-blind, randomized, placebo-controlled Phase I/II dose-escalation study will evaluate the tolerability, safety and antiviral activity of GS 9137 in HIV-positive patients.

During the second quarter of 2005, Gilead continued with the launch of Truvada in the European Union. Truvada is now available in Germany, Ireland, Portugal, the United Kingdom and, as of this week, Spain.

Hepatitis Franchise

On June 29, 2005, Gilead announced that data through 144 weeks supporting the efficacy and tolerability of Hepsera were published in the June 30, 2005 edition of the New England Journal of Medicine.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its quarterly results and outlook. During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to Gilead’s website at least 15 minutes prior to the commencement of the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-510-9661 (U.S.) or 1-617-614-3452 (international) and dial the participant passcode 63001554 to access the call. Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern Time, July 21, 2005. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 33269393. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or development-stage products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include our ability and the ability of our partners to successfully introduce and market our products and grow revenues, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to protect our patents and other intellectual property both domestically and internationally; legislation or regulations affecting product pricing, reimbursement or access; unanticipated expenses such as litigation or legal settlement expenses; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones; we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera, Emtriva and Truvada that we have observed to date; the safety and efficacy data obtained in controlled clinical trials for Viread, Hepsera, Emtriva and Truvada may not be observed in an uncontrolled clinical setting; and physicians and regulatory agencies may not see advantages of Truvada over other antiretrovirals and may therefore be reluctant to prescribe or grant regulatory approval for Truvada; the indeterminate outcome and implications of our action to seek termination of the 1996 Development and Licensing Agreement with Roche; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2004, filed in March 2005, and its subsequent periodic reports on Form 8-K and quarterly reports on Form 10-Q. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome, and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Macugen is a registered trademark of Eyetech Pharmaceuticals, Inc.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Product sales	$448,458	$299,332	$848,669	$575,917
Royalty and contract revenues	46,811	20,390	77,014	52,932

Total revenues	495,269	319,722	925,683	628,849

Costs and expenses:
Cost of goods sold	63,269	42,092	120,684	77,041
Research and development	59,697	45,643	130,131	104,188
Selling, general and administrative	95,546	73,789	175,681	144,999

Total costs and expenses	218,512	161,524	426,496	326,228

Income from operations	276,757	158,198	499,187	302,621

Gain on Eyetech warrants (1)	—	—	—	20,576
Interest and other income, net	10,528	5,408	18,894	8,336
Interest expense	(15)	(2,071)	(24)	(4,160)
Minority interest in joint venture	914	—	1,175	—

Income before provision for income taxes Provision for income taxes	288,184 92,217	161,535 50,076	519,232 166,152	327,373 101,486

Net income	$195,967	$111,459	$353,080	$225,887

Net income per share - basic	$0.43	$0.26	$0.78	$0.53

Net income per share - diluted (2)	$0.41	$0.24	$0.75	$0.50

Shares used in per share calculation - basic	452,942	429,124	451,255	428,196

Shares used in per share calculation - diluted (2)	472,595	461,979	470,226	461,173

Notes:

(1)	During the first quarter of 2004, Gilead recorded a pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter. Excluding this gain and the related tax effect of $8.0 million, non-GAAP net income was $213.3 million for the six months ended June 30, 2004.

(2)	Shares used in the calculation of net income per diluted share for the quarter and six months ended June 30, 2005 include the effect of 19.7 million and 19.0 million stock options outstanding, respectively. In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $1.3 million and $2.6 million, net of tax, related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the quarter and six months ended June 30, 2004, respectively. Shares used in the calculation of net income per diluted share for the quarter and six months ended June 30, 2004 includes the effect of 18.2 million and 18.3 million stock options outstanding, respectively, and the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 14.7 million shares.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$1,789,274	$1,254,038
Other current assets	595,546	595,656

Total current assets	2,384,820	1,849,694
Property, plant and equipment, net	237,221	223,106
Other noncurrent assets	66,073	83,163

	$2,688,114	$2,155,963

Liabilities and stockholders’ equity
Current liabilities	$261,190	$253,453
Long-term obligations	34,150	31,638
Stockholders’ equity	2,392,774	1,870,872

	$2,688,114	$2,155,963

Notes:

(1)	Derived from audited consolidated financial statements at that date.